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Exhibit 4.25.

Amendment

to the loan agreement between

Deutsche Telekom International Finance B.V.

Strawinskylaan 1243, 12th Floor
1077 XX Amsterdam
The Netherlands

("Lender")

and

Magyar Távközlési Részvénytársaság (Matáv Rt.)

Krisztina krt. 55
1013 Budapest
Hungary

("Borrower")

        Reference is made to the loan agreement dated August 14, 2003 (the "Loan Agreement")

        The parties to this amendment of the Loan Agreement (the "Amendment") have agreed to modify the terms of the Loan Agreement as follows:

  1.
  The maturity of the loan shall be changed to August 20, 2004.

  Accordingly, the first sentence of Clause 5 (Loan Repayment) of the Loan Agreement shall read as follows: "The Borrower shall repay the loan in HUF on August 20, 2004."

  2.
  Interest shall be credited to the lenders account on the twentieth of November, February, May and August (interest payment date).

  Accordingly, the first sentence of Clause 4 (Interest, interest payments, interest calculation) subclause 3 of the Loan Agreement shall read as follows: "Interest shall be credited to the lenders account on every twentieth of November, February, May and August (interest payment date)."

  3.
  The charged interest rate of each tranche shall be as follows:

  1.
  tranche HUF 76.643.750.000,00:

  Fix rate of 9,168% p.a.

  Accordingly, the Clause 4 (Interest, interest payments, interest calculation) subclause 1.a of the Loan Agreement shall read as follows: "The Borrower shall pay interest on Tranche 1 part of the loan at the fix rate of 9,168% p.a."

    2.
    tranche HUF 50.000.000.000,00:

    The interest margin on the 3-month BUBOR basis shall be 0,55% p.a. for the first interest period starting on 14 August 2003 and ending on 20 November 2003.

    Accordingly, one sentence shall be inserted in the Clause 4 (Interest, interest payments, interest calculation) to the end of subclause 1.b of the Loan Agreement reading as follows: "The interest margin on the 3-month BUBOR basis shall be 0,55% p.a. for the first interest period starting on 14 August 2003 and ending on 20 November 2003."

  4.
  All other provisions of the Loan Agreement shall remain unchanged.

  5.
  This Amendment shall enter into force when duly signed by each party and delivered to the other party.

Amsterdam, August 13, 2003		Budapest, August 13, 2003
Deutsche Telekom International Finance B.V.		Magyar Távközlési Részvénytársaság

Stephan Wiemann	Thilo Junkes	Dr. Klaus Hartmann	Szabolcs Gáborjáni

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Amendment to the loan agreement between Deutsche Telekom International Finance B.V. Strawinskylaan 1243, 12th Floor 1077 XX Amsterdam The Netherlands ("Lender") and Magyar Távközlési Részvénytársaság (Matáv Rt.) Krisztina krt. 55 1013 Budapest Hungary ("Borrower")